EXHIBIT 10.3

              SECOND ADDENDUM TO LICENSE AGREEMENT

     THIS SECOND ADDENDUM to the License Agreement dated June 30,
2000, as amended on December 12, 2000 (the "Agreement"), is made this 16th day of May, 2001.

BETWEEN:

     AUTOEYE, INC., a company incorporated under the laws of the Province of Alberta (hereinafter called the "Licensor");

     - and -

     REMOTE UTILITIES NETWORK, INC., a company incorporated under the laws of the State of Nevada (hereinafter called the "Licensee").

     WHEREAS, after revaluation of the consideration given to Licensor by Licensee under the original terms of the Agreement, the Licensor and the Licensee wish to amend the consideration given by Licensee for the grant by Licensor of use of the license referred to therein.

     NOW THEREFORE THE PARTIES hereto, in consideration of the mutual agreement hereinafter contained and promised herein expressed, do hereby agree as follows:

1. That paragraph 1 of the Agreement shall be amended in its entirety to read as follows:

          1. In consideration of the issuance and delivery to the Licensor of Seven Hundred and Twenty Thousand (720,000) shares of the common stock of Remote Utilities Network, Inc. on the Closing Date which shall be at the offices of Autoeye Inc. in Calgary, Alberta at 12:00 p.m. on the 30th day of June, 1999, the Licensor hereby grants to the Licensee and its permitted assignees and the Licensee hereby accepts a license to use the technology, trade marks, trade names, insignia and other indicia now or in future owned by the Licensor (collectively referred to herein as the "Mark"), for a period of ten (10) years from the date hereof. This license is granted for the operation of the business of manufacturing and marketing the AMVSS on a worldwide basis, together with all related activities in conjunction with the Licensee's business.

               (a) Licensor shall bear all costs and expenses incurred by Licensee in the operation of its business during the development of the project until the AMVSS is ready to market. Such costs shall include, but not be limited to, manufacturing costs, registration fees and employee salaries. In addition, Licensor shall provide Licensee with office space, at no cost to Licensee, to perform its administrative tasks, sales, marketing, research and development of the product.

2. That all other terms and conditions of the Agreement shall remain in full force and effect.

3. Licensor acknowledges that it received Seven Million Two Hundred Thousand (7,200,000) shares of the common stock of Remote Utilities Network, Inc. under the original terms of the Agreement. Upon execution of this Second Addendum, Licensor agrees to return Six Million Four Hundred Eighty Thousand (6,480,000) of those shares to the Licensee, which will be cancelled and returned to the authorized but unissued shares of Remote Utilities Network, Inc.'s common stock.

     IN WITNESS WHEREOF the parties have executed this Second
Addendum as of the day, month and year first above written.

                              AUTOEYE, INC.


                              Per: /s/ Robert J. Gentles
                                   Robert J. Gentles, President




                              REMOTE UTILITIES NETWORK, INC.


                              Per: /s/ David Phan
                                   David Phan, President